UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     August 1, 2012

FriendFinder Networks Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34622	13-3750988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200, Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

561-912-7000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

The disclosure relating to the termination of the Equity Put Agreement discussed below in Item 8.01 “Other Events” is incorporated by reference hereto.

Item 8.01  Other Events.

On August 1, 2012, FriendFinder Networks Inc. (the “Company”) sold all of the shares, par value $0.01 per share (the “Shares”), of JGC Holdings Limited (“JGC”), a British Virgin Islands Business Company, and a direct and wholly-owned subsidiary of the Company, that owns the operations of JigoCity to JGC Acquisition LLC (the “Purchaser”), an entity controlled by Anthony R. Bobulinski, the former owner of JigoCity. The Company sold the Shares for cash consideration in the amount of $1.00 and cancellation of warrants exercisable into 4,111,400 shares of common stock of the Company with exercise prices ranging from $7.00-$18.00 per share out of the warrants exercisable into 6,436,851 shares originally issued when the Company acquired the operations of JigoCity. Additionally, the Company will reimburse Purchaser up to an aggregate amount of $2.16 million for legitimate business expenses of the Purchaser or JGC for the time period from July 2012 through June 2013. The Purchaser has agreed to indemnify and hold harmless the Company and its affiliates in certain circumstances. As part of the sale transaction, 500,000 shares of common stock of the Company previously issued in connection with the Company’s acquisition of JigoCity will remain in escrow until no later than December 31, 2012 to secure a guaranty by Global Investment Ventures, LLC, an entity wholly-owned by Mr. Bobulinski, of Purchaser’s indemnification obligations.

In connection with the sale of the Shares, the parties terminated, effective August 1, 2012, the Equity Put Agreement, entered into by and among the Company, the shareholders named therein and Mr. Bobulinski as the representative (the “Equity Put Agreement”) previously entered into in connection with the Company’s acquisition of JigoCity. As disclosed in the Form 8-K filed on September 12, 2011, the Equity Put Agreement gave the shareholders a put right with respect to the shares of common stock and warrants of the Company issued to them in connection with the acquisition of JigoCity under certain circumstances. The Company did not incur any penalty as a result of the early termination of the Equity Put Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2012	FRIENDFINDER NETWORKS INC.

	By:	/s/ Ezra Shashoua
Name: Ezra Shashoua
Title: Chief Financial Officer